Announcement

Earnings Release for the Quarter Ended December 31, 2007

NDS GROUP PLC REPORTS SECOND QUARTER RESULTS

HIGHLIGHTS

•	Revenue for second quarter up 30% to $214.9 million; six-month revenue up 28% to $419.8 million
•	Operating income for second quarter up 32% to $49.5 million; six-month operating income up 31% to $107.8 million
•	Diluted net income per share for second quarter up 31% to $0.68 per share; six-month diluted net income per share up 31% to $1.48
•	82.7 million active digital TV smart cards
•	76.4 million cumulative middleware clients deployed
•	10.4 million cumulative DVR clients deployed

NEW YORK and LONDON - January 29, 2008: NDS Group plc (“NDS” or the “Company”) (Nasdaq: NNDS), a majority-owned subsidiary of News Corporation that supplies open end-to-end digital technology and services to digital pay-television platform operators and content providers, announced today its operating results for the quarter ended December 31, 2007.

Commenting on NDS’s performance, Dr. Abe Peled, Chairman and Chief Executive Officer of NDS said, “NDS is benefiting from the long-term investments we have made in R&D, which have resulted in our clear leadership in security, middleware and DVR technologies for pay-TV. This has allowed us to continue and expand our long-standing relationships with our established customers and also to win new ones. We are particularly proud of having passed the 10 million DVR milestone with our XTVTM technology, in which we started investing in 1998. We are also gratified by the performance of our Orbis subsidiary, where our OpenBetTM platform that offers single account gaming across multiple applications has been well received and has been adopted by key new customers over the last year. Furthermore, our acquisition of NT Media and our subsequent investments have allowed us to offer a number of innovative original games that have been very successful, and helped establish the OpenBet platform.

“NDS continues to invest to insure that our customers will have the solutions they will need to take advantage of the new opportunities presented by augmenting broadcast delivery with the increasingly ubiquitous broadband IP delivery of entertainment.”

KEY FINANCIAL MEASURES

	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2007	2006	2007	2006

Revenue (in thousands)	$214,948	$165,062	$419,824	$329,224
Operating income (in thousands)	$49,510	$37,400	$107,796	$81,990
Operating margin	23%	23%	26%	25%
Net income (in thousands)	$40,369	$30,291	$86,663	$65,379
Diluted net income per share	$0.68	$0.52	$1.48	$1.13

Announcement

KEY NON-FINANCIAL MEASURES

	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2007	2006	2007	2006

Smart card deliveries (in millions)
Quantity delivered in period	8.9	6.3	16.3	13.0

Authorized cards (in millions)
Net additions	4.1	3.3	7.3	4.9
Number of authorized cards, end of period	82.7	69.9	82.7	69.9

Middleware clients deployed (in millions)
Net additions	6.5	5.5	14.6	8.6
Cumulative deployments, end of period	76.4	50.2	76.4	50.2

DVR clients deployed (in millions)
Net additions	1.6	1.1	3.1	1.8
Cumulative deployments, end of period	10.4	5.3	10.4	5.3

Employees
Full-time equivalents, end of period			3,820	3,212(1)

________________
(1)	Excludes 136 employees of Jungo Limited, which we acquired on December 31, 2006.

KEY DEVELOPMENTS

•
NDS and DIRECTV, the largest satellite pay-TV operator in the world, announced that they have extended the term of their relationship. NDS has been contracted to continue to provide conditional access technology to DIRECTV U.S. and DIRECTV Latin America until June 2013.

•
NDS and Measat Broadcast Network Systems, owner and operator of Malaysian pay-TV service Astro, have signed contracts for the licensing and deployment of the NDS VideoGuard® conditional access system for Astro’s direct-to-home pay-TV services. Astro plans to progressively migrate its satellite pay-TV services to the VideoGuard system. Astro has been deploying NDS’ Mediahighway® middleware as its operating system for its set top boxes since 1999.

•
NDS announced that Arcor, the second largest telecommunications provider in Germany, has selected NDS VideoGuard system to secure its new IPTV service. Arcor-Digital TV will initially be available in 51 German cites and communities, offering digital TV and advanced entertainment services such as video on demand (VOD).

•
NDS has been selected by ASTER, a leading provider of media and communication services in Poland, to provide the technology for ASTER’s next generation cable TV service. This new end-to-end solution from NDS replaces digital technology already deployed by ASTER. It will secure ASTER’s television platform going forward and allow ASTER to offer new services to its subscribers, including integrated digital video recorders and Poland’s first VOD service.

FINANCIAL REVIEW

Total revenue for the three-month period ended December 31, 2007 was $214.9 million, an increase of 30% over the corresponding period of the previous fiscal year. For the six-month period ended December 31, 2007, revenue was $419.8 million, an increase of 28% over the corresponding period of the previous fiscal year.

Announcement

Revenue from conditional access increased by 22% and 26% during the three- and six-month periods ended December 31, 2007, respectively, as compared to the three- and six-month periods ended December 31, 2006. The increases were principally due to recognition of a portion of security services revenue previously deferred as certain revenue recognition criteria were satisfied during the three- and six-month periods ended December 31, 2007. Additionally, conditional access revenue rose due to the growth of the subscriber base of our customers, as well as an increase in customers and a higher volume of smart cards delivered to customers. Integration, development and support revenue increased by 1% in the three-month period ended December 31, 2007 and decreased by 24% in the six-month period ended December 31, 2007 as compared to the three- and six-month periods ended December 31, 2006, respectively. The recognition of revenue from new customers and from the delivery of enhancements to several of our major customers is dependent on the timing of satisfaction of all revenue recognition criteria; therefore this component of revenue may fluctuate from period to period. The net decline in integration, development and support revenue during the six-month period ended December 31, 2007 was a consequence of the recognition and delivery in the prior year six-month period of conditional access, EPG and middleware technologies to TataSky, which commenced broadcasting in India in the first quarter of fiscal 2006. License fee and royalty revenue increased by 24% and 21% in the three- and six-month periods ended December 31, 2007, respectively, as compared to the three- and six-month periods ended December 31, 2006, principally resulting from higher conditional access revenue, as noted above, and EPG royalties. In addition, middleware royalties increased due to an increase in the number of middleware clients deployed during the three- and six-month periods ended December 31, 2007 as compared to the corresponding periods of the prior fiscal year. The increase in revenue from new technologies of 78% and 66% in the three- and six-month periods ended December 31, 2007, respectively, compared to the three- and six-month periods ended December 31, 2006, was principally due to higher revenue from our DVR technologies and advanced middleware, IPTV, gaming applications and residential gateway devices.

Cost of goods and services sold increased by 33% and 22% during the three- and six-month periods ended December 31, 2007, respectively, as compared to the three- and six-month periods ended December 31, 2006, principally due to an increase in the number of our employees working on development, integration and support activities, as well as increased royalties paid to third parties for the use of their technologies and higher deliveries of smart cards during the periods.

Our main operating expenses are employee costs (including the cost of equity-based awards), facilities costs, depreciation and travel costs. Our main operating expenses have increased primarily due to a higher number of employees, facilities expenses and legal costs. Employee costs were approximately 25% and 29% higher during the three- and six-month periods ended December 31, 2007, respectively, as compared to the corresponding periods of the prior fiscal year.

Research and development costs increased by 11% and 27% for the three- and six-month periods ended December 31, 2007, respectively, as compared to the three- and six-month periods ended December 31, 2006, principally as a result of higher employee headcount due to an increased number of projects. The increase in the employee costs in the six-month period ended December 31, 2007 was partially offset by a $6.7 million grant from the French government as a consequence of our being engaged in certain eligible research projects. In the six-month period ended December 31, 2006 we received a similar grant of $5.5 million. Sales and marketing expenses increased by 51% and 37% in the three- and six-month periods ended December 31, 2007, respectively, as compared to the three- and six-month periods ended December 31, 2006, principally as a result of higher employee headcount and travel costs, increased attendance at trade shows and a higher level of corporate communications activities. General and administrative expenses increased by 38% in the six-month period ended December 31, 2007 as compared to the six-month period ended December 31, 2006, largely due to higher legal expenses, equity compensation costs, business development costs and facilities and infrastructure costs. During the three-month period ended December 31, 2007, general and administrative expenses increased by 62% as compared to the three-month period ended December 31, 2006, principally due to increased legal expenses, as well as equity compensation costs and facilities and infrastructure costs.

As a result of the factors outlined above, and, in particular, the increase in conditional access and new technologies revenue, operating income was $49.5 million, or 23.0% of revenue, for the three-month period ended December 31, 2007, compared to $37.4 million, or 22.7% of revenue, for the three-month period ended December 31, 2006. Operating income was $107.8 million, or 25.6% of revenue, for the six-month period ended December 31, 2007, compared to $82.0 million, or 24.9% of revenue, for the six-month period ended December 31, 2006.

We estimate that the weaker U.S. dollar increased our revenue by approximately $17 million and increased our operating income by approximately $11 million in the six-month period ended December 31, 2007 compared to what would have been achieved had foreign exchange rates been consistent with those prevailing in the corresponding period of the prior fiscal year. Similarly, for the three-month period ended December 31, 2007, we estimate that the weaker U.S. dollar increased our revenue by approximately $9 million and our operating income by approximately $3 million.

Announcement

As of December 31, 2007, we had cash and cash equivalents totaling $663.5 million. Our accumulated cash is being held with the intention of using it for the future development of the business and there are currently no plans to pay any dividends to shareholders. During the six-month period ended December 31, 2007, cash from operating activities was $75.1 million and we paid a net $10.5 million in respect of business acquisitions. We had a net inflow of cash and cash equivalents of $64.6 million in the six-month period ended December 31, 2007, compared to a net outflow of cash and cash equivalents before purchases of short-term investments of $26.1 million in the six-month period ended December 31, 2006.

FOREIGN EXCHANGE RATES

Average foreign exchange rates used in the year-to-date results are as follows:

	For the Six Months Ended December 31,
	2007	2006

U.K. Pounds Sterling/U.S. Dollar	$2.03	$1.89
Euro/U.S. Dollar	$1.41	$1.28
Israeli Shekel/U.S. Dollar	$0.25	$0.24

Announcement

ABOUT NDS

NDS Group plc (NASDAQ: NNDS), a majority-owned subsidiary of News Corporation, supplies open end-to-end digital technology and services to digital pay-television operators and content providers. See www.nds.com for more information about NDS.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This document may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market, regulatory and other factors. More detailed information about these and other factors that could affect future results is contained in our filings with the U.S. Securities and Exchange Commission. Any “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation, nor do we undertake, to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

CONTACT

NDS Group plc Yael Fainaro (Investor Relations) Tel: +44 20 8476 8287	Breakaway Communications U.S. Kelly Fitzgerald Tel: +1 212 616 6006

CONFERENCE CALL

Dr. Abe Peled, Chairman and Chief Executive Officer, and Mr. Alex Gersh, Chief Financial Officer, will host a conference call to discuss this announcement and answer questions at 9.00 a.m. New York time (2.00 p.m. London time) on Tuesday, January 29, 2008.

Dial-in

U.S. toll free:	1 866 832 0717
U.K. freephone:	0800 073 8967
International dial-in:	+44 (0)1452 562 716

Replay (available for seven days)

U.S. toll free replay:	1 866 247 4222
U.K. replay:	0845 245 5205
International replay:	+44 (0)1452 550 000
Replay passcode:	28132973#

The live webcast and conference call will be available at: http://investor.shareholder.com/nds/webcasts.cfm starting at 9.00 a.m. New York time (2.00 p.m. London time) on Tuesday, January 29, 2008. Please register for the event now by clicking on the “Second Quarter Results 2008” link on that page. For those of you who are not able to attend this live broadcast online, the presentation will be recorded and available on the same page three hours following the original broadcast.

An audio replay will also be available on the NDS website (www.nds.com) from approximately 12.00 noon (London time) on January 30, 2008.

Announcement

NDS Group plc

Unaudited Consolidated Statements of Operations

	For the three months ended December 31,		For the six months ended December 31,
(in thousands, except per-share amounts)	2007	2006	2007	2006

Revenue:
Conditional access	$119,411	$98,184	$240,994	$191,031
Integration, development & support	12,844	12,683	23,753	31,095
License fees & royalties	29,061	23,450	58,005	47,800
New technologies	51,382	28,922	93,840	56,421
Other	2,250	1,823	3,232	2,877

Total revenue	214,948	165,062	419,824	329,224

Cost of goods and services sold	(81,486)	(61,118)	(149,942)	(123,353)

Gross margin	133,462	103,944	269,882	205,871

Operating expenses:
Research & development	(48,040)	(43,309)	(99,051)	(77,975)
Sales & marketing	(14,042)	(9,314)	(23,662)	(17,291)
General & administration	(18,538)	(11,411)	(32,758)	(23,688)
Amortization of other intangibles	(3,332)	(2,510)	(6,615)	(4,927)

Total operating expenses	(83,952)	(66,544)	(162,086)	(123,881)

Operating income	49,510	37,400	107,796	81,990

Interest income	7,584	6,500	14,956	12,512

Income before income tax expense	57,094	43,900	122,752	94,502

Income tax expense	(16,725)	(13,609)	(36,089)	(29,123)

Net income	$40,369	$30,291	$86,663	$65,379

Net income per share:
Basic net income per share	$0.70	$0.53	$1.50	$1.15
Diluted net income per share	$0.68	$0.52	$1.48	$1.13

Announcement

NDS Group plc

Consolidated Balance Sheets

(in thousands, except share amounts)	As of December 31, 2007 (Unaudited)	As of June 30, 2007 (Audited)

ASSETS Current assets:
Cash and cash equivalents	$663,545	$592,750
Accounts receivable, net	139,845	134,624
Accrued income	47,725	40,605
Inventories, net	67,944	54,133
Prepaid expenses	21,541	19,415
Other current assets	4,264	3,926

Total current assets	944,864	845,453

Property, plant & equipment, net	50,806	54,801
Goodwill	132,257	124,614
Other intangibles, net	61,548	63,080
Other non-current assets	72,076	56,905

Total assets	$1,261,551	$1,144,853

LIABILITIES AND SHAREHOLDERS’ EQUITY Current liabilities:
Accounts payable	$25,672	$22,110
Deferred income	83,649	75,777
Accrued payroll costs	30,611	31,186
Accrued expenses	37,749	37,473
Income tax liabilities	29,432	17,693
Other current liabilities	21,336	18,287

Total current liabilities	228,449	202,526

Deferred income	133,629	157,517
Other non-current liabilities	56,821	46,537

Total liabilities	418,899	406,580

Commitments and contingencies
Shareholders’ equity:
Series A ordinary shares, par value $0.01 per share: 16,110,056 and 15,718,904 shares outstanding as of December 31, and June 30, 2007, respectively	161	157
Series B ordinary shares, par value $0.01 per share: 42,001,000 shares outstanding as of December 31, and June 30, 2007, respectively	420	420
Deferred shares, par value £1 per share: 42,000,002 shares outstanding as of December 31, and June 30, 2007	64,103	64,103
Additional paid-in capital	578,652	563,388
Retained earnings	142,769	56,106
Other comprehensive income	56,547	54,099

Total shareholders’ equity	842,652	738,273

Total liabilities and shareholders’ equity	$1,261,551	$1,144,853

Announcement

NDS Group plc

Unaudited Consolidated Statements of Cash Flows

	For the six months ended December 31,
(in thousands)	2007	2006

Operating activities:
Net income	$86,663	$65,379

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	11,360	9,120
Amortization of other intangibles	6,615	4,927
Equity-based compensation	8,492	4,378
Other	390	399
Change in operating assets and liabilities, net of acquisitions:
Inventories	(13,811)	(11,371)
Receivables and other assets	(29,020)	(38,168)
Deferred income	(16,016)	31,465
Accounts payable and other liabilities	20,396	(6,730)

Net cash provided by operating activities	75,069	59,399

Investing activities:
Capital expenditure	(6,700)	(10,120)
Short-term investments, net	─	(18,986)
Business acquisitions, net of cash acquired	(10,537)	(82,456)

Net cash used in investing activities	(17,237)	(111,562)

Financing activities:
Issuance of shares	6,736	7,035

Net increase (decrease) in cash and cash equivalents	64,568	(45,128)

Cash and cash equivalents, beginning of period	592,750	320,636
Currency exchange movements	6,227	4,550

Cash and cash equivalents, end of period	$663,545	$280,058